Exhibit 99.1
News
CapitalSource Inc.
4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815
FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Senior Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE REPORTS THIRD QUARTER 2009 RESULTS
•	Charge-Offs Decline from Second Quarter Levels

•	Provision for Loan Losses Increased to Address Expected Commercial Real Estate Losses

•	Debt Reduced and Parent Liquidity Increased at Quarter End

•	Net Interest Margin Expansion and Strong Capital Levels at CapitalSource Bank

•	Quarter End Tangible Common Equity to Tangible Assets at 15.9% and 12.7%, respectively, for Consolidated Company and CapitalSource Bank

•	Additional Valuation Allowance of $149 Million Taken on Deferred Tax Assets
Chevy Chase, Md., November 2, 2009 — CapitalSource Inc. (NYSE: CSE) today announced financial results for the third quarter of 2009. Net loss for the quarter was $274 million, or $0.87 per diluted share, compared to a net loss of $247 million, or $0.82 per diluted share in the prior quarter and net income of $14 million, or $0.05 per diluted share in the third quarter of 2008.
     “Despite declining charge-offs, we increased our general provision for commercial loan losses this quarter in light of continuing stress in our commercial real estate portfolio. Total commercial loan loss provisions of $204 million were higher than the second quarter, but the $48 million in loan loss provisions at CapitalSource Bank were roughly one half of the prior quarter’s level. Included in this quarter’s loan loss provision is an approximate $50 million judgmental reserve we added on commercial real estate, which is another example of our efforts to put credit issues from our legacy portfolio behind us. Directionally, our credit book performed as anticipated, with charge-offs and loan loss provisions concentrated in commercial real estate,” said John K. Delaney, CapitalSource Chairman and CEO. “We expect elevated credit charges to continue into 2010, but remain comfortable with the cumulative loss assumptions we outlined for our legacy loan portfolio in August of this year. In fact, for most non commercial real estate categories, which comprise 80% of the legacy portfolio, we are already at or near the mid-point of our range for cumulative credit charges, and for commercial real estate we have already charged off, or reserved for, 23% of the legacy loan balance,” concluded Delaney.
     “Our sale of senior secured notes and common stock offering as well as the successful extension of our syndicated bank facility to 2012, all of which occurred early in the third quarter, enhanced liquidity and strengthened our balance sheet. Those actions, combined with a $300 million pay down of our syndicated bank facility, accomplished one of our primary strategic goals for 2009 which was substantial reduction of 2009-2010 debt maturities,” commented CapitalSource Chief Financial Officer, Donald F. Cole. “Our quarter end liquidity position at the Parent Company was stronger than at June 30. Sources and uses of cash, including unfunded commitments, were consistent with our expectations. We took an additional non-cash accounting charge of $149 million, as we added to the valuation allowance for the deferred tax asset established last quarter,” added Cole.
     “All key indicators of our capital strength remained at high levels and our net interest margin increased again this quarter, as we experienced improvements in both asset yield and cost of deposits,” said Tad Lowrey, President and CEO of CapitalSource Bank. “In addition, we have seen an increase in lending market activity in recent months, which is reflected in a strengthening pipeline and increases in loan commitments closed and funded by the Bank during the quarter. We also recently completed our first full year regulatory exam and continue to maintain an excellent working relationship with our banking regulators,” concluded Lowrey.
CapitalSource Bank Segment
•	Commercial loans and loans held for sale, including accrued interest, increased $123 million from the prior quarter to $3.0 billion. There were approximately $350 million in new loan commitments closed at CapitalSource Bank during the quarter of which $228 million funded.
•	The “A” Participation Interest, net was $714 million at the end of the quarter, reflecting principal repayments of $180 million, partially offset by discount accretion of $7 million. The Company’s position remains significantly over-collateralized by the total underlying collateral pool. At the end of the quarter, the “A” Participation Interest represented 20% of the total $3.6 billion in underlying loan and property balances, a decrease from 23% at the end of the prior quarter and 38% at acquisition in July 2008. Under the “A” Participation Interest structure, the Company receives 70% of all principal collections on the underlying loans and properties. Payments on the “A” Participation Interest are current and management expects the “A” Participation Interest will be fully repaid in 2010.
•	Cash and cash equivalents, including restricted cash totaled $801 million at the end of the quarter, a decrease from $817 million at the end of the prior quarter.
•	Investment securities, available-for-sale, which consist primarily of investments in Agency callable notes and Agency and Non-Agency MBS, were $701 million at the end of the quarter, a decrease from $816 million at the end of the prior quarter primarily due to the maturities of Agency debt instruments partially offset by purchases of Agency MBS.
•	Investment securities, held-to-maturity increased $31 million during the quarter to $250 million due to CMBS purchases. CapitalSource Bank focuses on the most senior AAA-rated CMBS tranches with substantial credit support, including cash defeasance.

•	Deposits were $4.4 billion at the end of the quarter, a decrease of $157 million, or 3%, from the prior quarter, primarily due to continued efforts to lower cost of funds at CapitalSource Bank. Average rates on new and renewed certificates of deposit were 1.47% for the quarter, compared to 1.78% for the prior quarter. At quarter end, the weighted average interest rate on deposits at CapitalSource Bank was 1.85%, a decrease of 0.40% from the prior quarter and 1.57% from the prior year end.
•	Interest income was $72 million for the quarter, an increase of $5 million from the prior quarter, primarily due to increased yield on the “A” Participation Interest from higher accretion of discount during the quarter.
•	Net finance margin for the quarter was 4.04% compared to 3.01% in the prior quarter, primarily due to higher asset yields and lower cost of funds.
•	Yield on average interest earning assets was 5.77% for the quarter, an increase of 58 basis points from the prior quarter primarily due to higher yields on the “A” Participation Interest and the commercial loan portfolio. Yield on average interest earnings assets, excluding the “A” Participation Interest, increased to 5.86% for the quarter from 5.64% in the prior quarter. In addition, yield on the commercial loan portfolio was 7.79%, an increase of 46 basis points from the prior quarter.
•	Cost of interest-bearing liabilities, which includes deposits and FHLB borrowings, was 2.01% for the quarter compared to 2.58% for the prior quarter. The cost of deposits was 2.02% for the quarter, a decrease of 58 basis points from the prior quarter primarily due to re-pricing higher rate maturing certificates of deposit and continued reductions in deposit rates offered. The cost of FHLB borrowings was 1.84% during the quarter, compared to 1.93% for the prior quarter.
•	Non-interest income, which consists primarily of loan servicing fee income earned by servicing loans for the Parent Company, was $7 million for the quarter, a decrease of $1 million from the prior quarter. Loan servicing fees are expected to continue to decline as the size of the Parent Company’s legacy portfolio winds down.
•	Total operating expenses were $25 million in the quarter, a decrease of $1 million from the prior quarter. Operating expense in the prior quarter included a $2.5 million FDIC special assessment paid by CapitalSource Bank to the FDIC’s Deposit Insurance Fund, which was part of a required payment for all insured institutions. During the current quarter, $5 million of loan sourcing expense was paid to the Parent Company, an increase of $2 million from the prior quarter due to an increase in loans closed. Operating expenses as a percentage of average total assets were 1.79%, a decrease of 4 basis points from the prior quarter.
•	Total Risk-Based Capital Ratio was 16.75% at the end of the quarter compared to 16.77% at the end of the prior quarter.
•	Tier 1 Leverage Ratio at the end of the quarter was 12.52% compared to 12.46% at the end of the prior quarter.
•	Tangible Common Equity to Tangible Assets at the end of the quarter was 12.71% compared to 12.49% at the end of the prior quarter.

Other Commercial Finance Segment
•	Total commercial loans and loans held for sale, including accrued interest, were $5.7 billion at the end of the quarter, a decrease from $6.2 billion at the end of the prior quarter, primarily due to scheduled loan repayments and charge-offs.
•	Cash and cash equivalents were $302 million at the end of the quarter, an increase from $199 million at the end of the prior quarter, primarily due to proceeds from the July equity offering, limited loan sales, principal balance reductions and loan payoffs.
•	Restricted cash was $137 million at the end of the quarter, a decrease from $168 million at the end of the prior quarter.
•	Interest income was $121 million for the quarter, a decrease of $12 million from the prior quarter, primarily due to the decrease in commercial loans and an increase in non-accrual loans. Excluding the legacy residential mortgage portfolio, interest income was $102 million for the quarter compared to $113 million in the prior quarter.
•	Yield on average interest-earning assets was 7.70% for the quarter, a decrease of 14 basis points from the prior quarter, primarily due to an increase in the loans on non-accrual. Excluding the legacy residential mortgage portfolio, yield on average interest-earnings assets would have been 8.68% for the quarter compared to 8.78% in the prior quarter. Loan yield was 8.97% for the quarter, a decrease of 8 basis points from the prior quarter.
•	Prepayment-related fee income on loans was $0.8 million for the quarter, a decrease from $1 million in the prior quarter. Prepayment-related fee income contributed 6 basis points to yield.
•	Cost of funds was 4.57% for the quarter, an increase of 34 basis points from the prior quarter primarily due to higher pricing on our syndicated bank credit facility and the new senior secured notes, and the acceleration of deferred finance fees as credit facility balances have amortized. Borrowing spread to average one-month LIBOR increased 44 basis points to 4.30%.
•	Total operating expenses were $49 million in the quarter, a decrease from $51 million in the prior quarter primarily due to a decrease in compensation and benefits, partially offset by an increase in professional fees. Operating expenses as a percentage of average total assets were 2.29% for the quarter, a 4 basis point increase from the prior quarter.
Healthcare Net Lease Segment
•	Direct real estate investments, net were $946 million at the end of the quarter, a decrease of $13 million from the prior quarter, primarily due to depreciation.
•	Operating lease income was $27 million, consistent with the prior quarter.
     Consolidated Metrics
Assets
•	Total commercial lending assets (including loans, loans held for sale, the “A” Participation Interest and related accrued interest) were $9.4 billion at the end of the quarter compared to $9.9 billion at the end of the prior quarter. The decrease was primarily due to the net reduction in the “A” Participation

Interest, loan repayments, charge-offs, loan sales and foreclosures, partially offset by loans closed at CapitalSource Bank.
Credit
•	Loans on non-accrual were $994 million at the end of the quarter, an increase from $884 million at the end of the prior quarter. As a percentage of commercial lending assets, non-accruals were 10.53%. Of the non-accruals at the Parent Company, $530 million were current. Non-accruals in CapitalSource Bank were $184 million at the end of the quarter, compared to $85 million at the end of the prior quarter. As a percentage of core loans in CapitalSource Bank, which excludes the “A” Participation Interest, non-accruals were 6.12%. Of the non-accruals at the Bank, $151 million were current.
•	Loans 30-89 days delinquent were $132 million at the end of the quarter, an increase from $118 million at the end of the prior quarter. As a percentage of commercial lending assets, loans 30-89 days delinquent were 1.39%. As a percentage of core loans in CapitalSource Bank, which excludes the “A” Participation Interest, loans 30-89 days delinquent were 1.25%. CapitalSource Bank had three loans totaling $38 million that were 30-89 days delinquent at the end of the quarter compared to no loans that were 30-89 days delinquent at the end of the prior quarter.
•	Loans 90 or more days delinquent were $396 million at the end of the quarter, a decrease from $412 million at the end of the prior quarter. As a percentage of commercial lending assets, loans 90 or more days delinquent were 4.19%. CapitalSource Bank had three loans totaling $13 million that were 90 or more days delinquent at the end of the quarter, equal to 0.44% of core loans which exclude the “A” Participation Interest.
•	Net commercial charge-offs were $135 million, a decrease of $32 million from the prior quarter. As a percentage of average commercial lending assets, net commercial charge-offs for the trailing 12 months ended September 30, 2009, were 5.74%. CapitalSource Bank had $13 million in charge-offs in the quarter compared to $70 million in the prior quarter. As a percentage of average core loans in CapitalSource Bank, which excludes the “A” Participation Interest, net charge-offs for the trailing 12 months ended September 30, 2009 were 3.29%.
•	Provision for commercial loan losses was $204 million for the quarter, an increase of $35 million from the prior quarter. The provision for commercial loan losses at CapitalSource Bank was $48 million for the quarter, compared to $90 million for the prior quarter.
•	Allowance for loan losses was $517 million at the end of the quarter, a net increase of $69 million from the prior quarter. As a percentage of commercial lending assets, the allowance for loan losses was 5.48%. CapitalSource Bank’s allowance for loan losses increased from $92 million at the end of the prior quarter to $127 million at the end of the current quarter, or 4.21% of core loans, which excludes the “A” Participation Interest.
•	Provision for loan losses on the mortgage-related receivables in the Other Commercial Finance segment was $17 million compared $35 million in the prior quarter.
•	Net charge-offs on the mortgage-related receivables in the Other Commercial Finance segment were $17 million compared to $19 million in the prior quarter.

Other Income/(Expense)
•	Loss on investments, net was $8 million for the quarter primarily due to write-downs on certain cost-based investments and realized losses on sales. Loss on investments was $5 million for the prior quarter.
•	Loss on derivatives, net was $10 million for the quarter primarily due to lower interest rates having an adverse impact on our pay fixed swaps, partially offset by realized gains. Loss on derivatives, net was $1 million for the prior quarter.
•	Gain on extinguishment of debt was $11 million for the quarter primarily due to debt repurchases. Gain on extinguishment of debt for the prior quarter was $5 million.
•	Other income/loss, net was a $10 million loss for the quarter primarily due to losses on REO and foreign currency translation losses. Other income/loss, net was a $11 million loss for the prior quarter.
Income Taxes
•	The valuation allowance related to our deferred tax assets increased during the quarter by $149 million or $0.47 per share, to a total of $286 million. The increase was caused primarily by the establishment of an allowance for the deferred tax assets of a subsidiary that continued to incur operating losses during the quarter. The net deferred tax asset at quarter end, after subtracting the valuation allowance, was $44 million. The valuation allowance is a non-cash accounting charge that will exist until there is sufficient positive evidence to support its reduction or reversal. Such evidence would include a period of positive pre-tax income for those entities for which an allowance has been established.
Book Value
•	Book Value per share was $7.51 at the end of the quarter, a decrease from $8.60 at the end of the prior quarter, primarily due to the current quarter loss and the shares issued in the July public equity offering. Total shareholders’ equity was $2.4 billion at the end of the quarter, a decrease of $182 million from the prior quarter primarily due to the current quarter loss and the dividend payment of $0.01 per share made to shareholders during the quarter, partially offset by the net proceeds of $77 million received from the July 2009 public equity offering.
•	Tangible Book Value per share at the end of the quarter was $6.93 compared to $7.98 at the end of prior quarter, primarily due to the current quarter loss and the shares issued in the July public equity offering. Tangible equity was $2.2 billion at the end of the quarter, a decrease of $181 million from the prior quarter.
Share Count
•	Average diluted shares outstanding were 315.6 million shares for the quarter, compared to 299.5 million shares for the prior quarter, primarily due to the impact of the issuance of shares in the July public equity offering. Total outstanding shares at September 30, 2009 were 323.1 million.
Dividends
•	A quarterly cash dividend of $0.01 per common share was paid on September 30, 2009 to common shareholders of record on September 16, 2009.

A conference call to discuss the results will be hosted on Monday November 2, 2009 at 8:30 a.m. EST. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with passcode 9995126. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 12 noon EST November 2, 2009 through February 3, 2010. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with passcode 434898. An audio replay will also be available on the Investor Relations section of the CapitalSource website.
A transcript of the earnings conference call will also be posted to the Investor Relations section of the CapitalSource website on November 2, 2009.
A slide presentation that may be referred to on the conference call will be posted to the Investor Relations homepage of the CapitalSource website prior to the call at the following address: http://www.capitalsource.com/investor_relations.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of September 30, 2009, CapitalSource had total commercial assets of $10.4 billion and $4.4 billion in deposits. The Company is headquartered in Chevy Chase, MD. Visit www.capitalsource.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections and including statements about growing our business and our assets, loan servicing fees and our legacy portfolio, managing our credit book, the impact of the U.S. economy on our business, our expectations regarding future credit performance, charge-offs and provisions for loan losses, our capital levels and our liquidity and capital positions, the performance, security and payment of the “A” Participation Interest, and our valuation allowance against a portion of our deferred tax assets, all of which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “plan,” “goal,” “will,” “outlook,” “continue,” “look forward,” “should,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions or investment or lending opportunities; continued or worsening recession in the overall economy or disruptions in credit and other markets; movements in interest rates and lending spreads; continued or worsening credit losses, charge-offs, reserves and delinquencies; our ability to successfully and cost effectively operate our business, including CapitalSource Bank; our ability to successfully grow deposits and commercial loan assets or deploy capital in favorable lending transactions; competitive and other market pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; changes in tax laws or regulations affecting our business; and other factors described in CapitalSource’s 2008 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,037,818	$1,338,563
Restricted cash	227,185	419,383
Investment securities:
Available-for-sale, at fair value	710,312	679,551
Held-to-maturity, at amortized cost	250,222	14,389

Total investment securities	960,534	693,940
Mortgage-backed securities pledged, trading	—	1,489,291
Mortgage-related receivables, net	1,529,795	1,801,535
Commercial real estate “A” participation interest, net	714,238	1,396,611
Loans:

Loans held for sale	32,743	8,543
Loans held for investment	8,587,607	9,396,751
Less deferred loan fees and discounts	(150,300)	(174,317)
Less allowance for loan losses	(517,405)	(423,844)

Loans held for investment, net	7,919,902	8,798,590

Total loans	7,952,645	8,807,133
Interest receivable	113,541	117,516
Direct real estate investments, net	946,459	989,716
Other investments	96,229	127,746
Goodwill	173,135	173,135
Other assets	488,262	1,065,063

Total assets	$14,239,841	$18,419,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$4,390,486	$5,043,695
Repurchase agreements	—	1,595,750
Credit facilities	826,611	1,445,062
Term debt	4,733,273	5,338,456
Other borrowings	1,547,037	1,573,813
Other liabilities	315,232	592,136

Total liabilities	11,812,639	15,588,912

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 323,100,000 and 282,804,211 shares issued and shares outstanding, respectively)	3,231	2,828
Additional paid-in capital	3,899,604	3,686,765
Accumulated deficit	(1,501,669)	(868,425)
Accumulated other comprehensive income, net	25,910	9,095

Total CapitalSource Inc. shareholders’ equity	2,427,076	2,830,263
Noncontrolling interests	126	457

Total shareholders’ equity	2,427,202	2,830,720

Total liabilities and shareholders’ equity	$14,239,841	$18,419,632

CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
Net investment income:
Interest income:
Loans	$173,980	$183,093	$239,294	$556,465	$707,913
Investment securities	13,421	13,469	24,739	47,443	111,496
Other	1,126	913	9,979	3,781	17,150

Total interest income	188,527	197,475	274,012	607,689	836,559
Fee income	25,281	24,906	29,974	81,583	104,882

Total interest and fee income	213,808	222,381	303,986	689,272	941,441
Operating lease income	27,247	27,406	28,140	82,533	80,040

Total investment income	241,055	249,787	332,126	771,805	1,021,481

Interest expense:
Deposits	22,674	29,959	32,178	91,020	32,178
Borrowings	82,672	80,906	142,672	256,226	491,259

Total interest expense	105,346	110,865	174,850	347,246	523,437

Net investment income	135,709	138,922	157,276	424,559	498,044
Provision for loan losses	221,385	203,847	110,261	580,499	147,594

Net investment (loss) income after provision for loan losses	(85,676)	(64,925)	47,015	(155,940)	350,450

Operating expenses:
Compensation and benefits	29,339	34,808	29,473	99,184	99,070
Depreciation of direct real estate investments	8,713	8,838	8,898	26,515	26,804
Professional fees	15,263	11,860	7,839	44,543	29,762
Other administrative expenses	20,026	22,254	15,309	59,138	44,034

Total operating expenses	73,341	77,760	61,519	229,380	199,670

Other (expense) income:
Loss on investments, net	(8,472)	(4,967)	(30,010)	(29,566)	(34,003)
(Loss) gain on derivatives	(10,298)	(1,333)	2,659	(12,317)	(20,354)
(Loss) gain on residential mortgage investment portfolio	(3)	—	(26,956)	15,308	(73,273)
Gain (loss) on extinguishment of debt	11,472	4,565	70,057	(41,091)	82,782
Other (expense) income, net	(9,725)	(10,970)	12,413	(36,192)	16,898

Total other (expense) income	(17,026)	(12,705)	28,163	(103,858)	(27,950)

Net (loss) income before income taxes	(176,043)	(155,390)	13,659	(489,178)	122,830
Income tax expense	98,193	91,179	58	135,947	40,377

Net (loss) income	(274,236)	(246,569)	13,601	(625,125)	82,453
Net income (loss) attributable to noncontrolling interests	10	(22)	(100)	(28)	1,480

Net (loss) income attributable to CapitalSource Inc.	$(274,246)	$(246,547)	$13,701	$(625,097)	$80,973

Net (loss) income per share attributable to CapitalSource Inc.:
Basic	$(0.87)	$(0.82)	$0.05	$(2.07)	$0.33
Diluted	$(0.87)	$(0.82)	$0.05	$(2.07)	$0.33

Average shares outstanding:
Basic	315,604,434	299,452,870	272,005,048	301,823,130	242,495,601
Diluted	315,604,434	299,452,870	272,585,479	301,823,130	243,614,848

Dividends declared per share	$0.01	$0.01	$0.05	$0.03	$1.25

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	Three Months Ended September 30, 2009					Three Months Ended June 30, 2009
		OTHER					OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY		CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Net investment income:
Interest income	$71,673	$120,798	$107	$(4,051)	$188,527	$66,744	$133,059	$97	$(2,425)	$197,475
Fee income	7,112	20,171	—	(2,002)	25,281	6,052	20,629	—	(1,775)	24,906

Total interest and fee income	78,785	140,969	107	(6,053)	213,808	72,796	153,688	97	(4,200)	222,381
Operating lease income	—	—	27,247	—	27,247	—	—	27,406	—	27,406

Total investment income	78,785	140,969	27,354	(6,053)	241,055	72,796	153,688	27,503	(4,200)	249,787
Interest expense	23,602	78,729	7,066	(4,051)	105,346	30,551	77,215	5,524	(2,425)	110,865

Net investment income	55,183	62,240	20,288	(2,002)	135,709	42,245	76,473	21,979	(1,775)	138,922
Provision for loan losses	48,451	172,934	—	—	221,385	90,470	113,377	—	—	203,847

Net investment income (loss) after provision for loan losses	6,732	(110,694)	20,288	(2,002)	(85,676)	(48,225)	(36,904)	21,979	(1,775)	(64,925)

Compensation and benefits	11,410	17,345	584	—	29,339	11,005	23,179	624	—	34,808
Depreciation of direct real estate investments	—	—	8,713	—	8,713	—	—	8,838	—	8,838
Professional fees	575	14,411	277	—	15,263	615	11,046	199	—	11,860
Other operating expenses	13,380	16,880	1,719	(11,953)	20,026	14,582	16,347	2,016	(10,691)	22,254

Total operating expenses	25,365	48,636	11,293	(11,953)	73,341	26,202	50,573	11,676	(10,691)	77,760

Total other income (expense)	7,409	(7,987)	(4,833)	(11,615)	(17,026)	8,364	(11,277)	1,005	(10,797)	(12,705)

Net (loss) income before income taxes	(11,224)	(167,317)	4,162	(1,664)	(176,043)	(66,063)	(98,754)	11,308	(1,881)	(155,390)
Income tax expense (benefit)	3,925	93,807	461	—	98,193	4,781	89,702	(3,304)	—	91,179

Net (loss) income	(15,149)	(261,124)	3,701	(1,664)	(274,236)	(70,844)	(188,456)	14,612	(1,881)	(246,569)
Net income (loss) attributable to noncontrolling interests	—	10	—	—	10	—	(22)	—	—	(22)

Net (loss) income attributable to CapitalSource Inc.	$(15,149)	$(261,134)	$3,701	$(1,664)	$(274,246)	$(70,844)	$(188,434)	$14,612	$(1,881)	$(246,547)

	Nine Months Ended September 30, 2009					Nine Months Ended September 30, 2008
		OTHER					OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY		CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Net investment income:
Interest income	$211,284	$404,990	$289	$(8,874)	$607,689	$64,887	$780,819	$944	$(10,091)	$836,559
Fee income	17,721	68,127	—	(4,265)	81,583	1,665	102,589	239	389	104,882

Total interest and fee income	229,005	473,117	289	(13,139)	689,272	66,552	883,408	1,183	(9,702)	941,441
Operating lease income	—	—	82,533	—	82,533	—	—	80,040	—	80,040

Total investment income	229,005	473,117	82,822	(13,139)	771,805	66,552	883,408	81,223	(9,702)	1,021,481
Interest expense	92,566	245,207	18,347	(8,874)	347,246	32,178	468,871	32,479	(10,091)	523,437

Net investment income	136,439	227,910	64,475	(4,265)	424,559	34,374	414,537	48,744	389	498,044
Provision for loan losses	163,912	416,587	—	—	580,499	3,535	144,059	—	—	147,594

Net investment (loss) income after provision for loan losses	(27,473)	(188,677)	64,475	(4,265)	(155,940)	30,839	270,478	48,744	389	350,450

Compensation and benefits	33,369	64,331	1,484	—	99,184	8,496	88,947	1,627	—	99,070
Depreciation of direct real estate investments	—	—	26,515	—	26,515	—	—	26,804	—	26,804
Professional fees	1,785	42,071	687	—	44,543	569	28,677	516	—	29,762
Other operating expenses	40,153	48,951	5,870	(35,836)	59,138	10,041	39,225	5,161	(10,393)	44,034

Total operating expenses	75,307	155,353	34,556	(35,836)	229,380	19,106	156,849	34,108	(10,393)	199,670

Total other income (expense)	25,334	(91,029)	(2,463)	(35,700)	(103,858)	4,573	(11,868)	(1,309)	(19,346)	(27,950)

Net (loss) income before income taxes	(77,446)	(435,059)	27,456	(4,129)	(489,178)	16,306	101,761	13,327	(8,564)	122,830
Income tax expense	8,641	125,486	1,820	—	135,947	6,576	33,801	—	—	40,377

Net (loss) income	(86,087)	(560,545)	25,636	(4,129)	(625,125)	9,730	67,960	13,327	(8,564)	82,453
Net (loss) income attributable to noncontrolling interests	—	(28)	—	—	(28)	—	(640)	2,120	—	1,480

Net (loss) income attributable to CapitalSource Inc.	$(86,087)	$(560,517)	$25,636	$(4,129)	$(625,097)	$9,730	$68,600	$11,207	$(8,564)	$80,973

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended	Nine Months Ended
September 30,	June 30,	September 30,	September 30,	September 30,
2009	2009	2008	2009	2008
CapitalSource Bank Segment:

Performance ratios:
Return on average assets	(1.07%)	(4.94%)	0.85%	(2.00%)	0.85%
Return on average equity	(6.89%)	(30.84%)	5.69%	(12.68%)	5.69%
Yield on average interest earning assets	5.77%	5.19%	5.97%	5.43%	5.97%
Cost of funds	2.01%	2.58%	3.38%	2.59%	3.38%
Net finance margin	4.04%	3.01%	3.08%	3.24%	3.08%
Operating expenses as a percentage of average total assets	1.79%	1.83%	1.67%	1.75%	1.67%
Core lending spread	7.50%	6.96%	4.99%	7.06%	4.77%
Loan yield	7.79%	7.33%	7.61%	7.44%	7.61%

Capital ratios:
Tier 1 leverage	12.52%	12.46%	12.65%	12.52%	12.65%
Total risk-based capital	16.75%	16.77%	16.12%	16.75%	16.12%
Tangible common equity to tangible assets	12.71%	12.49%	12.77%	12.71%	12.77%

Average balances ($ in thousands):
Average loans	$2,910,820	$2,947,753	$1,655,256	$2,883,770	$555,779
Average assets	5,614,879	5,748,682	4,548,271	5,767,924	1,527,157
Average interest earning assets	5,414,942	5,626,428	4,423,854	5,636,690	1,485,382
Average deposits	4,459,800	4,629,352	3,774,541	4,669,281	1,267,364
Average borrowings	200,011	123,033	N/A	110,062	N/A
Average equity	872,325	921,405	678,594	907,881	227,849

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(12.28%)	(8.37%)	0.20%	(8.15%)	0.61%
Return on average equity	(78.47%)	(49.69%)	1.23%	(50.41%)	3.95%
Yield on average interest earning assets	7.70%	7.84%	8.15%	7.97%	8.41%
Cost of funds	4.57%	4.23%	5.26%	4.38%	5.09%
Net finance margin	3.40%	3.90%	3.55%	3.84%	3.95%
Operating expenses as a percentage of average total assets	2.29%	2.25%	1.31%	2.26%	1.40%
Core lending spread	8.64%	8.59%	7.16%	8.53%	7.18%
Loan yield	8.97%	9.05%	9.97%	9.11%	10.29%

Leverage ratios:
Total debt to equity (as of period end)	5.56	x	5.65	x	6.37	x	5.56	x	6.37	x
Equity to total assets (as of period end)	14.81%	14.59%	13.28%	14.81%	13.28%

Average balances ($ in thousands):
Average loans	$5,980,896	$6,405,635	$7,731,635	$6,370,674	$9,093,295
Average assets	8,437,236	9,034,419	12,517,048	9,191,510	14,886,828
Average interest earning assets	7,264,436	7,856,362	11,705,776	7,933,583	13,996,134
Average borrowings	6,841,000	7,329,372	10,226,049	7,488,183	12,275,617
Average equity	1,320,307	1,521,013	2,065,944	1,486,570	2,314,568

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended	Nine Months Ended
September 30,	June 30,	September 30,	September 30,	September 30,
2009	2009	2008	2009	2008
Healthcare Net Lease Segment:

Performance ratios:
Return on average assets	1.43%	5.63%	2.28%	3.29%	1.38%
Return on average equity	3.01%	11.83%	6.50%	6.83%	3.88%
Yield on average income earning assets	10.27%	10.37%	10.44%	10.40%	9.98%
Cost of funds	5.71%	4.72%	7.12%	5.14%	7.12%
Net finance margin	7.51%	8.18%	6.44%	8.00%	5.93%
Operating expenses as a percentage of average total assets	4.36%	4.50%	4.28%	4.44%	4.20%
Operating expenses (excluding direct real estate depreciation) as a percentage of average total assets	1.00%	1.09%	0.98%	1.03%	0.90%

Leverage ratios:
Total debt to equity (as of period end)	1.30	x	0.93	x	1.58	x	1.30	x	1.58	x
Equity to total assets (as of period end)	40.62%	48.37%	35.55%	40.62%	35.55%

Average balances ($ in thousands):
Average assets	$1,027,314	$1,040,676	$1,070,651	$1,040,360	$1,082,274
Average interest earning assets	18,739	17,394	17,931	17,116	26,594
Average income earning assets	1,071,438	1,077,872	1,086,955	1,077,765	1,095,125
Average borrowings	491,039	469,284	602,809	477,096	607,841
Average equity	488,410	495,576	375,014	501,488	384,971

Consolidated CapitalSource Inc.:

Performance ratios:
Return on average assets	(7.34%)	(6.35%)	0.30%	(5.31%)	0.63%
Return on average equity	(40.79%)	(33.79%)	1.74%	(28.98%)	3.68%
Yield on average interest earning assets	6.68%	6.61%	7.47%	6.78%	8.09%
Cost of funds	3.53%	3.58%	4.83%	3.69%	5.02%
Net finance margin	3.92%	3.83%	3.62%	3.88%	4.00%
Operating expenses as a percentage of average total assets	1.96%	2.00%	1.37%	1.95%	1.54%
Operating expenses (excluding direct real estate depreciation) as a percentage of average total assets	1.73%	1.77%	1.17%	1.72%	1.34%

Leverage ratios:
Total debt and deposits to equity (as of period end)	4.74	x	4.66	x	5.42	x	4.74	x	5.42	x
Equity to total assets (as of period end)	17.05%	17.27%	15.30%	17.05%	15.30%
Tangible common equity to tangible assets	15.94%	16.22%	14.37%	15.94%	14.37%

Average balances ($ in thousands):
Average loans	$8,891,741	$9,352,814	$9,387,006	$9,254,140	$9,649,113
Average assets	14,831,438	15,577,640	17,839,831	15,753,478	17,221,544
Average interest earning assets	12,698,143	13,499,610	16,147,676	13,587,085	15,508,148
Average income earning assets	13,750,841	14,560,088	17,216,700	14,647,734	16,576,678
Average borrowings	7,366,511	7,780,606	10,581,114	7,926,017	12,635,714
Average deposits	4,459,800	4,629,352	3,774,541	4,669,281	1,267,364
Average equity	2,667,621	2,926,463	3,129,503	2,884,010	2,930,729

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
Loans 30-89 days contractually delinquent:
As a % of total commercial lending assets(1)	1.39%	1.19%	1.21%	2.75%	0.39%	0.74%	1.12%	0.85%	0.22%

Loans 90 or more days contractually delinquent:
As a % of total commercial lending assets	4.19%	4.15%	2.79%	1.30%	1.72%	1.17%	0.59%	0.59%	0.71%

Loans on non-accrual(2):
As a % of total commercial lending assets	10.53%	8.91%	5.88%	4.03%	2.39%	2.20%	1.79%	1.73%	1.76%

Impaired loans(3):
As a % of total commercial lending assets	13.85%	12.11%	8.24%	6.35%	6.35%	5.40%	4.06%	3.23%	3.46%

Allowance for loan losses:
As a % of total commercial lending assets	5.48%	4.51%	4.26%	3.89%	1.48%	1.50%	1.40%	1.41%	1.16%

Net charge offs (last twelve months):
As a % of total average commercial lending assets	6.16%	5.40%	3.95%	2.89%	1.22%	0.66%	0.57%	0.64%	0.76%

(1)	Includes commercial loans, loans held for sale, commercial real estate “A” participation interest and related accrued interest.

(2)	Includes loans with an aggregate principal balance of $359.6 million, $295.3 million, $115.2 million, $110.3 million, $96.3 million, $58.3 million, $47.2 million, $55.5 million, and $17.7 million as of September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008, December 31, 2007 and September 30, 2007, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $25.1 million, $13.8 million, $14.0 million, $14.5 million, $14.5 million, $14.9 million and $3.0 million as of September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008 and September 30, 2007, respectively. As of March 31, 2008 and December 31, 2007 there were no non-performing loans classified as held for sale.

(3)	Includes loans with an aggregate principal balance of $366.1 million, $390.3 million, $179.3 million, $128.9 million, $163.8 million, $81.7 million, $47.2 million, $55.5 million and $57.4 million as of September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008, December 31, 2007 and September 30, 2007, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $968.5 million, $870.6 million, $601.1 million, $423.4 million, $249.4 million, $192.4 million, $174.5 million, $170.5 million and $166.4 million as of September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008, December 31, 2007 and September 30, 2007, respectively, that were also classified as loans on non-accrual status.